Exhibit 5.1

OPINION OF FOWLER WHITE BOGGS BANKER P.A.

June 16, 2004
Digital Lightwave, Inc.
15550 Lightwave Drive
Clearwater, Florida 33760

Re: Digital Lightwave, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with a proposed sale of up to 7,500,000 shares (the “Common Shares”) of common stock, $0.0001 par value, of Digital Lightwave, Inc., a Delaware corporation (the “Company”), by selling stockholders, pursuant to the above-referenced Registration Statement on Form S-3 (the “Registration Statement”).

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on such examination, we are of the opinion that the Common Shares are, and when issued and sold as described in the Registration Statement, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,
/s/ Fowler White Boggs Banker P.A.